Exhibit (m)(2)

SCHEDULE A

BBH TRUST

DISTRIBUTION PLAN FOR RETAIL CLASS SHARES

Annual Fee Rates as of March 8, 2013

Fund:	Annual fee rate:	Effective date:
BBH Core Select	0.25%	06/23/10
BBH Intermediate Municipal Bond Fund	0.25%	06/29/11
BBH Global Core Select	0.25%	03/08/13